Exhibit 10.1
STOCK OPTION AGREEMENT
     THIS AGREEMENT, executed by the parties on the dates indicated on the signature page, is by and between Superior Energy Services, Inc. (“Superior”), and <<Participant Name>> (the “Optionee”).
     WHEREAS Optionee is a key employee of Superior or one of its subsidiaries (collectively, the “Company”) and Superior considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by possessing an option to purchase shares of the common stock of Superior, $.001 par value per share (the “Common Stock”), in accordance with the <<Plan Name>> (the “Plan”).
     NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:
1.
GRANT OF OPTION
     On <<Grant Date>> (the “Date of Grant”), Superior granted to Optionee the right, privilege and option to purchase <<Awards Granted>> shares of Common Stock (the “Option”) at an exercise price of $_____ per share (the “Exercise Price”). The Option shall be exercisable at the time specified in Article II below. The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.
TIME OF EXERCISE
     2.1      Subject to the provisions of the Plan and the other provisions of this Agreement, the Option shall vest in annual installments (disregarding any fractional shares) as follows:

Scheduled Vesting Date	Amount of Shares To Vest
December 31, 20__	33%
December 31, 20__	33%
December 31, 20__	Remaining balance
     The Option shall expire and may not be exercised later than the tenth anniversary of the Date of Grant.
     2.2      Except as otherwise provided herein, upon the termination of Optionee’s employment with the Company, any portion of the Option that has not yet become exercisable shall terminate immediately. If Optionee’s employment by the Company is terminated because of death or disability (within the meaning of Section 22(e)(3) of the Code), any portion of the Option that has not yet vested shall become immediately exercisable on the date of such termination of employment. If the Optionee’s employment by the Company is terminated because of (a) Optionee’s retirement on or after reaching age 55 with five years of service, or (b) the Company’s termination of Optionee’s employment without Cause (as defined below), then, if approved by the Compensation Committee of the Board of Directors of Superior, any portion of the Option that has not yet vested shall become immediately exercisable on the date of such termination of employment.
     2.3      If Optionee’s employment by the Company is terminated for Cause, the Option shall terminate in full immediately, whether or not exercisable at the time of termination of employment. “Cause” for termination of employment shall be deemed to exist upon either (a) a final determination is made in accordance with the terms of Optionee’s employment agreement, if any, with the Company that the Optionee’s employment has been terminated for “cause” within the meaning of the employment agreement or (b), if the Optionee is not subject to an employment agreement: (i) failure to abide by the Company’s rules and regulations governing the transaction of its business, including without limitation, its Code of Business Ethics and Conduct; (ii) inattention to duties, or the commission of acts within employment with the Company amounting to negligence or misconduct; (iii) misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company; (iv) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; or (v) the commission of a felony or other crime involving moral turpitude.
     2.4      Except as provided in Sections 2.5 and 2.6, if Optionee’s employment with the Company is terminated, the Option must be exercised, to the extent exercisable at the time of termination of employment, within 30 days of the date on which Optionee ceases to be an employee, but in no event later than the tenth anniversary of the Date of Grant.
     2.5      If Optionee’s employment by the Company is terminated because of (a) death, (b) disability (within the meaning of Section 22(e)(3) of the Code) or (c) retirement on or after reaching age 55 with five years of service, the Option must be exercised, to the extent exercisable at the time of termination of employment, on or before the tenth anniversary of the Date of Grant. In the event of Optionee’s death, the Option may, to the extent exercisable at the time of death, be exercised by his estate, or by the person to whom such right devolves from him by reason of his death. If the Optionee’s employment is terminated by the Company other than for Cause, then the Option must be exercised, to the extent exercisable at the time of termination of employment, within five years following the date of termination of employment, but in no event later than the tenth anniversary of the Date of Grant.
     2.6      If there has been a Change of Control (as defined in the Plan) of Superior, (a) if the Option remains outstanding after the Change of Control, either as a right to purchase Common Stock or as a right to purchase that number and class of shares of stock or other securities or property (including without limitation, cash) to which the Optionee would have been entitled if, immediately prior to the Change of Control, the Optionee had been the record owner of the number of shares of Common Stock then covered by the Option and (b) if the Optionee’s employment is terminated by the Company other than for Cause within a one-year period following the Change of Control, then the Option must be exercised within five years following the date of termination of employment, but in no event later than the tenth anniversary of the Date of Grant.
3.
FORFEITURE OF OPTION AND OPTION GAIN
     If at any time during Optionee’s employment by the Company or within 36 months after termination of employment, Optionee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to:
     (a) conduct relating to Optionee’s employment for which either criminal or civil penalties against Optionee may be sought;
     (b) conduct or activity that results in termination of Optionee’s employment for Cause;
     (c) violation of Company policies, including, without limitation, the Company’s Code of Business Ethics and Conduct;
     (d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Optionee’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by Optionee during Optionee’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company;
     (e) disclosing or misusing any confidential information or material concerning the Company; or
     (f) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company;
then the Company shall provide written notice to the Optionee of the Optionee’s violation of this Agreement, and the Optionee shall pay in cash to the Company, without interest, any option gain realized by Optionee from exercising all or a portion of the Option during the period beginning one year prior to termination of employment (or one year prior to the date Optionee first engages in such activity if no termination occurs) and ending on the date on which the Option terminates, and the Option shall terminate without any payment to Optionee effective the date on which Optionee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan. For purposes hereof, “option gain” shall mean the difference between the closing market price of the Common Stock on the date of exercise minus the exercise price, multiplied by the number of shares purchased.
4.
METHOD OF EXERCISE OF OPTION
     Optionee may exercise all or a portion of the Option by contacting Merrill Lynch, the Company’s third party administrator, or any successor administrator, in accordance with the procedures established by the Company. Optionee shall specify the number of shares to be purchased and must pay the total exercise price of the shares, which may be accomplished in any manner set forth in the Plan or approved by the Company. Once the Company or its delegee has received the exercise price for the shares, the appropriate officer of the Company shall cause the transfer of title of the shares purchased to Optionee on the Company’s stock records and cause such shares to be issued in Optionee’s name or to an account in Optionee’s name with his brokerage firm. Optionee shall not have any rights as a stockholder until such shares are issued to him.
5.
NO CONTRACT OF EMPLOYMENT INTENDED
     Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate Optionee’s employment relationship with the Company at any time.
6.
NON-TRANSFERABILITY, BINDING EFFECT AND SUCCESSORS
     6.1      The Option may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order, as defined in the Code, and shall not be subject to execution, attachment or similar process. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors and administrators and permitted successors.
     6.2      If in connection with a Change of Control, the Option is assumed by a successor to the Company, then, as used herein, “Company” shall include any successor to the Company’s business and assets that assumes and agrees to perform this Agreement.
7.
INCONSISTENT PROVISIONS
     The Option is subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control.

8.
ELECTRONIC DELIVERY; ACCEPTANCE OF AGREEMENT
     8.1      Superior may, in its sole discretion, deliver any documents related to the Optionee’s current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Superior or a third party designated by Superior.
     8.2      The Optionee must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Optionee does not accept the terms of this Agreement, this Option is subject to cancellation.
* * * * * * * * * * * * *
     By clicking the “Accept” button, the Optionee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of Superior’s Board of Directors upon any questions arising under the Plan or this Agreement.
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